Exhibit 11.1

Insider Trading Policy

Policy

Section 1 Purpose

As a publicly-traded company, Telesat Corporation (together with its subsidiaries, “Telesat” the “Company” or “we”) and its directors, officers, employees, and other persons in a special relationship with Telesat are subject to legal restrictions relating to the treatment of undisclosed material information. In particular, trading or recommending or encouraging others to trade while in possession of undisclosed material information, or informing others of undisclosed material information, may be a violation of securities, corporate and criminal laws (the “Applicable Laws”).

The policies, procedures and guidelines (collectively, the “policies”) set out in this Insider Trading Policy (the “Policy”) have been developed to protect the Company and those to whom this Policy applies by preventing improper trading, and the appearance of improper trading, in Telesat’s securities. Given the connection with the protection and dissemination of undisclosed material information, this Policy should be read in conjunction with and supplements the requirements set out in the Company’s Disclosure Policy.

It is essential that everyone to whom this Policy applies understands and complies with this Policy. If you are ever unsure of whether or not you are permitted to trade in the Company’s securities or the securities of another public company, contact the General Counsel before you act.

Certain terms used in this Policy have very specific meanings and are explained further in Appendix “A” to this Policy.

The Board has approved this Policy, which, together with the mandate of the Board, the charters for the committees of the Board, the position descriptions for the Board chair, lead director and committee chairs, the articles of Telesat, as amended and restated (the “Telesat Corporation Articles”) and the separate investor rights agreements dated November 23, 2020 entered into between Telesat and each of MHR Fund Management LLC (“MHR”) and Public Sector Pension Investment Board (“PSP”) (as may be amended from time to time, the “Investor Rights Agreements”) provide the general framework for the governance of the Company. In the event of any conflict between this policy and the Telesat Corporation Articles or the Investor Rights Agreements, or any of the rights, privileges, arrangements, or powers set forth therein, the Telesat Corporation Articles and the Investor Rights Agreements shall prevail and this policy shall not and shall be interpreted not to, directly or indirectly interfere with, limit or restrict or otherwise disrupt, any of such rights, privileges, arrangements or powers. The Board intends that policy will

Adopted: November 19, 2021

Last Amended: November 2, 2023

Insider Trading Policy

continue to evolve to address all applicable regulatory and stock exchange requirements relating to corporate governance and will be modified and updated as circumstances warrant.

Section 2 Scope

This Policy applies to all members of the board of directors, officers and employees of the Company and its subsidiaries worldwide and any consultants, contractors and agents of the Company and its subsidiaries worldwide who receive or have access to undisclosed material information. In addition, it should be noted that similar restrictions apply under Applicable Laws to all persons or companies in a “special relationship” with the Company as described in Appendix “A” of this Policy.

The Company securities covered by this Policy include the Company’s common shares, securities convertible or exchangeable into shares or other securities of the Company, debt instruments, puts, calls, options, warrants and any other rights or obligations to purchase or sell securities of the Company. It also applies to derivative securities, such as exchange-traded put or call options or swaps relating to the Company’s securities, whether or not issued by the Company, including any security, the market price of which varies materially with the market price of the securities of the Company. Any reference in this Policy to Company “shares”, “securities” or other similar terms when used in reference to the Company’s shares has the foregoing meaning.

It is important to understand that this Policy applies to all shares that directors, officers, employees, consultants, contractors or agents of the Company or its subsidiaries (“you”) beneficially own and/or over which you have direct or indirect control or direction, which includes securities owned by family or household members where you direct or influence their investment decisions or other corporations, partnerships or trusts under your influence or control.

While this Policy does not directly extend to your family members or household members, you should be particularly sensitive to ensuring that your spouse, partner and other family members and household members do not, intentionally or unintentionally, gain access to undisclosed material information about the Company. The restrictions under Applicable Laws, as well as the potential consequences for violation, may apply to your spouse, partner or other family members or household members if they gain access to undisclosed material information from you.

Section 3 Individual Responsibility

Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Although the restrictions

Insider Trading Policy

contained in this Policy do not directly apply to family members (unless you control or direct investments in Company securities on their behalf) it is nevertheless important that your family members understand the importance of confidentiality as it relates to material nonpublic information. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not insulate an individual from liability under applicable securities laws.

Section 4 What is ‘Material Information’?

“Material information” means either a “material fact” or a “material change”.

A “material fact” means: (i) when used in relation to the Company’s shares issued or proposed to be issued, a fact that would reasonably be expected to have a significant effect on the market price or value of the Company’s shares, or (ii) information where there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision regarding whether to trade in or hold a security.

A “material change” means: (i) a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the Company’s shares; or (ii) a decision to implement such a change made by: (A) the directors of the Company; or (B) senior management of the Company who believe that confirmation of the decision by the directors is probable.

Information may be material even if it relates to future or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.

Due to the difficulties in defining all categories of material information, the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances with the benefit of hindsight. Information that is material at one point in time may cease to be material at another point in time, and vice versa. It is not possible to define all categories of material information; however, some examples of information (not intended to be an exhaustive list or a determination that it actually constitutes material information, or a substitute for the exercise of judgment in making materiality determinations) that could be considered material in particular situations include:

●	operating and financial results;

●	business plans, strategies, or negotiations;

Insider Trading Policy

●	proposed mergers, acquisitions or joint ventures involving the Company or divestitures of significant assets or a subsidiary by the Company;

●	changes in share ownership that may affect control of the Company;

●	Board of Directors or senior management changes;

●	public or private sales of the Company’s securities;

●	proposed or pending financings;

●	events of default under financing or other agreements;

●	financial or liquidity problems, bankruptcy, corporate restructuring, or receivership;

●	material transactions involving directors, officers or principal shareholders of the Company;

●	labour disputes or disputes with important suppliers;

●	significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;

●	cyber intrusions or other data breaches;

●	changes in the Company’s auditors;

●	pending or threatened litigation outside of the ordinary course of business;

●	decisions or recommendations regarding dividend payments or policies, or other modifications to the rights of the Company’s security holders;

●	significant new products or significant developments regarding customers or business partners;

●	changes in the Company’s credit ratings; and

●	changes in capital or corporate structure.

Insider Trading Policy

Section 5 What is ‘Undisclosed Material Information’?

Material information that has not yet been generally disclosed to the public is referred to as “undisclosed material information”. As a general rule, in order for material information to be considered “generally disclosed” to the public, it must be published and widely disseminated, including but not limited to, by way of a press release (making it generally available to investors), and sufficient time must have elapsed in order for the market to digest and react to the information.

Generally, this means two (2) full trading days (including the date of publication if during trading hours), unless otherwise advised by the General Counsel that the sufficient period is longer or shorter. The term “trading day” means a day on which the stock exchange(s) on which the Company’s securities are traded (currently the Toronto Stock Exchange and NASDAQ) are open for trading. You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the General Counsel.

Section 6 Insider Trading and Tipping Restrictions

(a) Persons in a “special relationship” with the Company

You may come into possession of material information about the Company or other companies in the normal course of your work (such as news about financial results prior to public disclosure, financings, major projects, significant management changes, etc.). Under Applicable Laws, significant shareholders, directors, officers, employees, contractors and consultants of the Company, among others, may be considered to be in a “special relationship” with the Company and, as a result, caught by the prohibitions against insider trading, tipping and recommending described below. The concept of a special relationship with a public company is defined very broadly and extends to any person or company who falls within one of the categories summarized in Appendix “A”. Importantly, it also captures a potentially infinite chain of persons who receive undisclosed material information about the Company from any person who is in a special relationship with the Company.

(b) No trading on undisclosed material information

Insider Trading Policy

It is illegal and strictly prohibited by this Policy to directly or indirectly engage in any transaction involving a purchase or sale of the Company’s shares at any time when you have knowledge of undisclosed material information. To do so would be “insider trading”.

You may, from time to time, have to forego a proposed transaction in the Company’s securities even if you planned to complete the transaction before learning of the undisclosed material information if completing such transaction would violate the terms of this Policy or Applicable laws. If you have questions about whether material information is public or has been “generally disclosed”, or has ceased to be material, you may contact the General Counsel or any other person otherwise designated under the Disclosure Policy.

(c) No “tipping” or “recommending”

It is strictly prohibited by this Policy to disclose, other than in the necessary course of business or as permitted by the Disclosure Policy, undisclosed material information relating to the Company to any other person (such as, but not limited to, family members, neighbors, friends, acquaintances, investment professionals, financial planners, family companies or family trusts), or to make recommendations or encourage, other than in the necessary course of business, the purchase or sale of the Company’s shares on the basis of undisclosed material information. To do so would be “tipping”.

The question of whether a particular disclosure is being made in the “necessary course of business” is a mixed question of law and fact that must be determined on a case-by-case basis. While communications between employees, officers and board members, legal counsel, auditors and other professional advisors is generally acceptable, disclosure of information to analysts, institutional investors, other market professionals and members of the press and other media may be a form of “tipping” and will not be considered to be in the necessary course of business. Generally, you should refrain from making such disclosure unless you have been specifically advised by the General Counsel or Investor Relations Department that it is permitted.

Applicable Laws in the U.S. prohibits directors and others who owe a fiduciary duty to the Company from conveying material undisclosed information to a third party if such person knows or has reason to believe that the third party will misuse such information by trading in securities or passing such information to other third parties who will trade on such information, in each case, in violation of Applicable Laws.

Insider Trading Policy

Section 7 Restrictions on Short Selling, Hedging and Other Speculative Trading

(a) Short Selling Transactions

Investing in the Company’s shares provides an opportunity to share in the Company’s future growth and, accordingly, directors, officers and employees are encouraged to make investments in the Company for the long-term. As a general guideline, directors, officers and employees should acquire Telesat’s securities only if such individuals intend to hold the securities for a period of at least six months, and always with due observance of the terms of this Policy.

Directors, officers and employees must refrain from active or speculative trading involving the Company’s shares based on short-term fluctuations in the price of the shares or other market conditions. This includes, but is not limited to, short sales, trading in puts, calls or options or similar rights or obligations to buy or sell Telesat’s securities or derivative securities relating to Telesat’s securities, and the purchase of Company securities with the intention of quickly reselling them. In addition, directors, officers and employees are not permitted to buy Telesat securities on margin. Directors, officers and employees may, of course, exercise stock options granted to them by Telesat and, subject to the restrictions discussed in this Policy, sell shares acquired through the exercise of those options.

A put is a right to sell a security at a specific price before or at a set date, and a call is a right to buy a security at a specific price before or at a set date. Transactions in options may also focus the attention of our directors, officers and employees on short-term performance at the expense of the Telesat’s long-term objectives. Accordingly, directors, officers and employees may not engage in a put, call or other derivative security transaction relating to Telesat’s securities on an exchange or in any other organized market.

(b) Hedging Transactions

Directors, officers and employees are also prohibited from purchasing or using, directly or indirectly, financial instruments (such as prepaid variable forward contracts, equity swaps or collars) designed to hedge or offset a decrease in the market value of the Company’s securities.

Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a securityholder to lock in much of the value of their securities holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the securityholder to continue to own the

Insider Trading Policy

covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause an individual to no longer have the same objectives as Telesat’s other securityholders, directors, officers and employees may not engage in such transactions.

(c) Margin Accounts and Pledges

Securities held in margin accounts for collateral as a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale that occurs at a time when the pledger is aware of undisclosed material information or otherwise is not permitted to trade in the Company’s securities would fall under the restrictions in this Policy on trading during such times. Therefore, directors, officers and employees may not hold Telesat’s securities in a margin account or pledge the Company’s securities as collateral for a loan.

The terms of this Section 7 shall not apply to any affiliates or other related persons of any director, officer or employee of the Company except as otherwise required by Applicable Laws.

Section 8 Trading Blackouts

The period beginning at the end of each quarter (or fiscal year) and ending two (2) trading days following the date of public disclosure of the financial results for that quarter (or fiscal year) (a “Blackout Period”) is particularly sensitive, as directors, and certain officers and other employees may often possess undisclosed material information about the expected financial results for the quarter and year end.

Accordingly, to ensure compliance with this Policy and Applicable Laws, all Restricted Persons must refrain from any trading activities involving the Company’s shares during the Blackout Periods, confirmed and communicated by the General Counsel; provided that in respect of Restricted Persons who are non-executive directors, the blackout period shall begin instead at market close on the date that is fifteen (15) calendar days prior to the scheduled date of public disclosure of the financial results for that quarter (or fiscal year), and all references in this Policy to “Blackout Period” in respect of such persons shall mean such shorter period.

The Company may from time to time impose additional non-scheduled Blackout Periods on account of the existence of or potential for undisclosed material information. In such event, Restricted Persons will be advised of the start and end of the non-scheduled Blackout Period, during which time they are prohibited from trading in the Company’s shares, as well as from disclosing to others the facts

Insider Trading Policy

giving rise to or the existence of a non-scheduled Blackout Period. The imposition of a special Blackout Period is itself confidential information, and the fact that it has been imposed shall not be disclosed to others.

Even in the absence of a Blackout Period, any person possessing undisclosed material information about the Company should not engage in any transactions in the Company’s shares until after two (2) trading days has elapsed from the public disclosure of such information.

Equity-based awards under the Company’s long-term compensation plans may not be exercised while a Blackout Period is in effect. In the event that equity-based awards expire during a Blackout Period, such expiry date will be extended as provided in the Company’s Long-Term Incentive Plan, or such other plan(s) governing securities compensation matters, as applicable.

Section 9 Pre-clearance of Trades

For the purposes of Section 8 and Section 9, “Restricted Persons” include all “reporting insiders” (as discussed below) and all other officers or employees who are specifically designated as Restricted Persons for the purposes of this Policy from time to time (as noted below).

Before initiating any trade in the Company’s shares or gifting any Company shares, any Restricted Person must obtain pre-clearance from the General Counsel, or in the case of the General Counsel, the Chief Financial Officer, whether or not a Blackout Period is in effect. For greater certainty, Restricted Persons must obtain pre-clearance before the exercise of any equity-based awards and/or subsequent trades in underlying Telesat shares. Each proposed transaction will be evaluated to determine if it raises potential insider trading or other concerns under Applicable Laws.

Clearance of a transaction is generally only valid for a five (5) day period or such other time period as expressly provided for in the clearance, unless, in all cases, earlier revoked. If the transaction order is not completed within the clearance period, approval of the proposed transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting the approval. The General Counsel, or the Chief Financial Officer as applicable, is under no obligation to approve a transaction submitted for pre-clearance.

Section 10 Insider Reporting Requirements

Under Applicable Laws, certain “insiders” of the Company who are deemed “reporting insiders” are required to comply with insider reporting requirements and to report their activities in respect of the Company’s shares. Reporting insiders include all directors of the Company, as well as certain executive officers and other

Insider Trading Policy

employees who have routine access to undisclosed material information and the ability, directly or indirectly, to exercise influence over the business, operations, affairs, capital or development of the Company. See Appendix “B” to this Policy for the definition of reporting insider. Designation as a reporting insider may change over time and the Company will advise you if you are considered a reporting insider.

Reporting insiders are required to file insider trading reports in accordance with National Instrument 55-104 – Insider Reporting Requirements and Exemptions. Reporting insiders are required to file an initial insider trading report within ten (10) calendar days of first becoming a reporting insider, disclosing any direct or indirect beneficial ownership of or control or direction over a share of the Company, and interest in, or right or obligation associated with, a related financial instrument involving a share of the Company. Reporting insiders are also required to file an insider trading report within five (5) days of the date of any change in such direct or indirect beneficial ownership or control or direction, or such interest, right or obligation. Insider reports are filed with securities regulators electronically through the System for Electronic Disclosure by Insiders (SEDI) at www.sedi.ca.

Reporting insiders (not Telesat) are personally and legally responsible for ensuring the accurate and timely disclosure of their trading activities. However, Telesat’s Legal Department (the “Legal Department”) is available to assist you in the preparation and filing of insider trading reports and, where such assistance is requested, reporting insiders must provide the Legal Department with all required information to allow for timely submission of reports. Reporting insiders who file their own reports are asked to provide a copy to the Legal Department so that the Company’s records may be updated.

Consequences of contravening insider reporting requirements include the imposition of late filing fees, being identified as a late filer on public databases maintained by securities regulators, the issuance of cease trade orders or, in appropriate circumstances, enforcement proceedings.

Section 11 Certain Exceptions (when applicable)

Employee Stock Purchase Plan: This Policy does not apply to purchases of Telesat shares resulting from your periodic contribution of money to the employee share purchase plan pursuant to the election made by you at the time of enrollment. This Policy does apply, however, to (1) an election to participate in the plan for any enrollment period, (2) sales of Telesat shares purchased pursuant to the plan, and (3) an election to increase or decrease the amount of automatic periodic contributions by payroll deduction to the plan.

Automatic Securities Purchase or Disposition Plan or similar arrangement: This Policy does not apply to a plan or agreement whereby your Telesat securities are purchased or sold on an automatic basis and in accordance with a pre-determined schedule

Insider Trading Policy

which includes clear trading parameters, through your dealer or plan administrator. This includes trading plans in accordance with Rule 10b5-1(c) of the U.S. Exchange Act of 1934 and otherwise pursuant to Telesat’s procedure for adopting such a trading plan. All such trading plans or agreements, or any changes thereto, must be pre-cleared with the General Counsel.

Restricted Share, Restricted Share Unit Awards and Deferred Share Unit Awards: This Policy does not apply to the vesting and settlement of restricted shares, deferred share units and restricted share units, or the withholding or sale of shares back to Telesat to satisfy tax withholding obligations upon the vesting of any restricted shares, deferred share units or restricted share units. The Policy does apply, however, to any market sale of shares after vesting.

Dividend Reinvestment Plan: This Policy does not apply to purchases of Telesat shares under Telesat’s dividend reinvestment plan, if any, resulting from your reinvestment of dividends paid on Telesat shares. This Policy does apply, however, to voluntary purchases of Telesat shares resulting from additional contributions you choose to make to the dividend reinvestment plan, if any, and to an election to participate in the plan or to increase their level of participation in the plan. This Policy also applies to your sale of any Telesat shares purchased pursuant to the plan.

Bona fide gifts: This Policy does not apply to bona fide gifts of Telesat securities. Because circumstances under which a gift may be considered bona fide vary based on context, you are required to consult the General Counsel when contemplating a gift.

Section 12 Trading in Securities of Other Companies

This Policy is not restricted to information affecting the Company and its shares. You may obtain material information about other companies in the course of your work for the Company. As such, Applicable Law may also apply to undisclosed material information about other companies or entities with which we do business, including but not limited to joint venture partners, service providers, shareholders, security holders, customers, vendors, contractors, partners, vendors and suppliers of the Company. This also includes a potential take-over bid, merger or acquisition candidates (collectively, “business counterparties”), when that information is obtained in the course of employment with, or providing services to, or on behalf of, the Company.

Criminal and civil penalties and termination of your relationship with the Company may result from trading in the securities of, or tipping in relation to, any business counterparty when in possession of undisclosed material information about that business counterparty. Undisclosed material information about the Company’s business counterparties should be treated with the same care as information

Insider Trading Policy

related directly to the Company.

Section 13 Confidentiality

You must maintain the confidentiality of the Company’s non-public information. In the event you receive any inquiry or request for information (particularly financial results and/or projections, and including any inquiry or request to affirm or deny information about Telesat), from any person or entity outside the Company, such as a stock analyst, and it is not part of your regular corporate duties to respond to such inquiry or request, you should not respond to such inquiry and the inquiry may be referred to the Investor Relations Department, who will determine whether such inquiry should also be forwarded to the Disclosure Committee. See the Company’s Disclosure Policy for further guidance on confidentiality and related restrictions.

Section 14 Policy Awareness and Consequences for Violation

A final copy of this Policy will be reviewed and acknowledged annually. Any amendments made to it from time to time will be made available either directly or by posting a revised policy to all employees for review and signoff.

Insider trading or tipping are serious offences and the consequences can be severe. Those who violate this Policy will be subject to disciplinary action by the Company, including possible termination of their relationship with the Company. This is in addition to facing significant fines and penalties and/or imprisonment. Under Applicable Laws in Canada, penalties for violations of insider trading laws currently include fines of up to $5 million or triple any profit made or loss avoided, whichever is greater, as well as imprisonment for up to 5 years. Under Applicable Laws in the U.S., individuals who engage in illegal insider trading or tipping can be liable for substantial criminal and civil penalties, including (i) imprisonment for up to 20 years; (ii) criminal fines of up to $5 million; and (iii) civil penalties of up to three times the profits gained or losses avoided. You should carefully consider how your trading activities may be construed by enforcement authorities who have the benefit of hindsight. Moreover, every director and officer, as representatives of Telesat, may cause serious reputational harm to the Company if they engage in an improper transaction in trading the Company’s securities.

Insiders may also be liable for improper transactions by any person to whom they have disclosed undisclosed material information regarding the Company or to whom they have made recommendations or expressed opinions based on such information (commonly referred to as a “tippee”). Large penalties have been imposed even when the disclosing person did not profit from the trading.

Potential violation of this Policy may be reported through the Audit Committee or the Company’s third party service provider in accordance with the Company’s

Insider Trading Policy

Whistleblower Policy and will be duly treated and investigated by the Audit Committee. Such committee will evaluate and address proper disciplinary actions.

Section 15 Post-Termination Transactions

The restrictions set out in this Policy may continue to apply even after termination of employment or service with Telesat under Applicable Law. If you are in possession of undisclosed material information when your employment or service terminates, you may not trade in the Company’s securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.

Section 16 Review of the Policy and Waivers

The Company will review this Policy periodically to ensure it continues to comply with Applicable Laws and good corporate governance practices. The review will be undertaken by the General Counsel with assistance from outside counsel.

The Board may, from time to time, permit departures from the terms of this Policy, either prospectively or retrospectively. This Policy is not intended to give rise to civil liability on the part of the Company or its directors or officers to shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever on their part.

Section 17 Questions

If you have questions about general insider trading matters or your responsibilities under this Policy, or your plan to trade in Telesat securities but are unsure as to whether the transaction might be in conflict with Applicable Laws and/or this Policy, please contact the General Counsel.

Section 18 RELATED DOCUMENTS

Disclosure Policy

Appendix “A”

PERSONS IN A SPECIAL RELATIONSHIP WITH TELESAT

Under Applicable Laws, persons in a “special relationship” with Telesat include:

(a)	all directors, officers and employees of Telesat;

(b)	all directors, officers and employees of any subsidiary of Telesat;

(c)	any person or company who beneficially owns, controls or directs more than 10% of the shares of Telesat;

(d)	every director or officer of a company referred to in (c) and every director, officer or employee of any company that holds more than 50% of the shares of Telesat;

(e)	a person or company that is: (i) considering or evaluating whether or proposing to make a takeover bid for the shares of Telesat; or (ii) considering or evaluating whether or proposing to become a party to a reorganization, amalgamation, merger, arrangement, or other business combination with Telesat; or (iii) considering or evaluating whether or proposing to acquire a substantial portion of Telesat property; (each of (i), (ii), or (iii) is herein referred to as a “Merger Partner”), and every director, officer or employee of a Merger Partner and any person who beneficially owns, controls or directs more than 10% of the voting shares of the Merger Partner;

(f)	a person or company (for example, consultants, advisers, contractors) that is engaging in or considering or evaluating whether or proposing to engage in any business or professional activity with or on behalf of Telesat or a Merger Partner, and every director, officer or employee thereof;

(g)	a person or company that learns of undisclosed material information while the person or company was any of the persons or companies described in (a) through (f) above; and

(h)	a person or company that learns of undisclosed material information with respect to Telesat (a “tippee”) from any other person or company in a special relationship with Telesat (a “tipper”) where the tippee knows or ought reasonably to have known that the tipper is in a special relationship with Telesat. This includes a “tippee” who is tipped by a previous “tippee”. The significance of clause (h) is that it creates an indefinite chain so that any person who either trades on or discloses undisclosed material information acquired directly or indirectly from someone “on the inside” will be subject to the criminal and/or civil liabilities described in this Insider Trading Policy.

Appendix “B”

REPORTING INSIDER DEFINITION

Certain persons are designated or determined to be insiders for reporting purposes under Canadian National Instrument 55-104. These include:

(a)	the CEO, CFO or COO of a reporting issuer, of a significant shareholder of a reporting issuer or of a major subsidiary of a reporting issuer;

(b)	a director of a reporting issuer, of a significant shareholder or of a major subsidiary of a reporting issuer;

(c)	a person or company responsible for a principal business unit, division or function of a reporting issuer;

(d)	a significant shareholder of a reporting issuer;

(e)	a significant shareholder based on post-conversion beneficial ownership of a reporting issuer’s securities and the CEO, CFO, COO and every director of the significant shareholder based on post-conversion beneficial ownership;

(f)	a management company that provides significant management or administrative services to a reporting issuer or to major subsidiary of it, every director of the management company, every CEO, CFO and COO of the management company, and every significant shareholder of the management company;

(g)	an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f);

(h)	the listed company itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or

(i)	any other insider that:

(x) in the ordinary course receives or has access to information as to material facts or material changes concerning a reporting issuer before the material facts or material changes are generally disclosed; and

(y) directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of a reporting issuer.